SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 14, 2003

RESONATE INC.

(Exact name of registrant as specified in its charter)

Delaware	0-31139	94-3228496

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

385 Moffett Park Drive, Sunnyvale, California                94089

(Address of principal executive offices)                     (Zip Code)

Registrant’s telephone number, including area code (408) 548-5500

(Former name or former address, if changed since last report)

Item 5.    Other Events

On January 14, 2003, Resonate Inc., Rocket Holdings, LLC and Rocket Sub, Inc. entered into an amendment to the Agreement and Plan of Merger, dated as of December 23, 2002, by and among the parties (the “Amendment”).

Under the terms of the Amendment, Rocket Holdings will acquire all of the outstanding shares (except as otherwise provided in the Merger Agreement, as amended) of Resonate common stock for $1.83 in cash per share, and Rocket will use the company’s cash, cash equivalents and short-term investments on hand at the closing to acquire the shares. The value of the transaction is approximately $50.4 million.

The Amendment also extended the termination date from March 31, 2003 until April 30, 2003, lowered the amount of cash, cash equivalents and short-term investments that Resonate is required to have on hand at closing from $60 million to $57.5 million and added the requirement that a superior proposal to acquire Resonate must provide Resonate stockholders with at least $.03 of additional value per share.

The foregoing summary of the Amendment and the transactions contemplated thereby (including the merger) is qualified in its entirety by reference to the full text of the exhibits.

Item 7.    Financial Statements and Exhibits

(c)	Exhibits

2.1	Amendment No. 1 to the Agreement and Plan of Merger dated as of December 23, 2002 by and among Resonate Inc., Rocket Holdings, LLC, and Rocket Sub, Inc., dated as of January 14, 2003.

99.1	Press release dated January 15, 2003.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESONATE INC.

/S/ RUSSELL SIEGELMAN

Russell Siegelman Chairman of the Special Committee of the Board of Directors Date: January 17, 2003

Exhibit Index

Exhibit No.
2.1	Amendment No. 1 to the Agreement and Plan of Merger dated as of December 23, 2002 by and among Resonate Inc., Rocket Holdings, LLC, and Rocket Sub, Inc., dated as of January 14, 2003.

99.1	Press release dated January 15, 2003.